Table of Contents

Annual Report dated 03/31/2006 for New York Municipals Fund Class A

ANNUAL REPORT

MARCH 31, 2006

Legg Mason Partners Municipal Funds

Legg Mason Partners New York Municipals Fund

INVESTMENT PRODUCTS: NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

Legg Mason Partners Municipal Funds

Legg Mason Partners New York

Municipals Fund

Annual Report  •  March 31, 2006

What’s

Inside

Fund Objective

The Fund seeks as high a level of income exempt from federal income taxes* and New York State and New York City personal income taxes as is consistent with prudent investing.

*	Certain investors may be subject to the Federal Alternative Minimum Tax and state and local taxes will apply. Capital gains, if any, are fully taxable. Please consult your personal tax adviser.

“Smith Barney” and “Salomon Brothers” are service marks of Citigroup, licensed for use by Legg Mason as the names of funds and investment managers. Legg Mason and its affiliates, as well as the Fund’s investment manager, are not affiliated with Citigroup.

Letter from the Chairman

R. JAY GERKEN, CFA

Chairman, President and Chief Executive Officer

Dear Shareholder,

Despite a temporary setback at the end of 2005, the U.S. economy was strong during the reporting period. After advancing 3.3% and 4.1% in the second and third quarters of 2005, respectively, fourth quarter gross domestic product (“GDP”)i growth slipped to 1.7%. This marked the first quarter in which GDP growth did not surpass 3.0% since the first three months of 2003. However, as expected, the economy rebounded sharply in the first quarter of 2006, with a preliminary estimate of 4.8% GDP growth. The economic turnaround was prompted by both strong consumer and business spending. In addition, the Labor Department reported that unemployment hit a five-year low in March.

As expected, the Federal Reserve Board (“Fed”)ii continued to raise interest rates during the reporting period. Despite the changing of the guard from Fed Chairman Alan Greenspan to Ben Bernanke in early 2006, it was “business as usual” for the Fed, as it raised short-term interest rates eight times during the period. Since it began its tightening campaign in June 2004, the Fed has raised rates 15 consecutive times, bringing the federal funds rateiii from 1.00% to 4.75% — its highest level since April 2001. After the end of the Fund’s reporting period, at its May meeting, the Fed once again raised the federal funds rates by an additional 0.25% to 5.00%.

As expected, both short- and long-term yields rose over the reporting period. During the one-year ended March 31, 2006, two-year Treasury yields increased from 3.75% to 4.82%. Over the same period, 10-year Treasury yields moved from 4.46% to 4.86%. During most of the last three months the yield curve was inverted, with the yield on two-year Treasuries surpassing that of 10-year Treasuries. This anomaly has historically foreshadowed an economic slowdown or recession. However, some experts, including

Legg Mason Partners New York Municipals Fund         I

new Chairman Bernanke, believe the inverted yield curve is largely a function of strong foreign demand for longer-term bonds. Looking at the municipal market, yields of both short- and longer-term securities also rose over the reporting period. However, unlike the Treasury curve, the municipal bond curve retained a positive slope.

Please read on for a more detailed look at prevailing economic and market conditions during the Fund’s fiscal year and to learn how those conditions have affected Fund performance.

Special Shareholder Notice

On December 1, 2005, Citigroup Inc. (“Citigroup”) completed the sale of substantially all of its asset management business to Legg Mason, Inc. (“Legg Mason”). As a result, the Fund’s investment adviser (the “Manager”), previously an indirect wholly-owned subsidiary of Citigroup, has become a wholly-owned subsidiary of Legg Mason. Completion of the sale caused the Fund’s investment management contract to terminate. The Fund’s shareholders previously approved a new investment management contract between the Fund and the Manager, which became effective on December 1, 2005.

Information About Your Fund

As you may be aware, several issues in the mutual fund industry have recently come under the scrutiny of federal and state regulators. The Fund’s Manager and some of its affiliates have received requests for information from various government regulators regarding market timing, late trading, fees, and other mutual fund issues in connection with various investigations. The regulators appear to be examining, among other things, the Fund’s response to market timing and shareholder exchange activity, including compliance with prospectus disclosure related to these subjects. The Fund has been informed that the Manager and its affiliates are responding to those information requests, but are not in a position to predict the outcome of these requests and investigations.

II         Legg Mason Partners New York Municipals Fund

Important information concerning the Fund and its Manager with regard to recent regulatory developments is contained in the Notes to Financial Statements included in this report.

As always, thank you for your confidence in our stewardship of your assets. We look forward to helping you continue to meet your financial goals.

Sincerely,

R. Jay Gerken, CFA

Chairman, President and Chief Executive Officer

May 10, 2006

[i]	Gross domestic product is a market value of goods and services produced by labor and property in a given country.

ii	The Federal Reserve Board is responsible for the formulation of a policy designed to promote economic growth, full employment, stable prices, and a sustainable pattern of international trade and payments.

iii	The federal funds rate is the interest rate that banks with excess reserves at a Federal Reserve district bank charge other banks that need overnight loans.

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Manager Overview

JOSEPH P. DEANE (left) Vice President and Investment Officer DAVID T. FARE, CFA (right) Vice President and Investment Officer

Special Shareholder Notice

Prior to April 7, 2006, the Fund operated under the name Smith Barney Muni Funds- New York Portfolio. The Fund’s investment objective and strategies were not affected as a result of this change.

Q. What were the overall market conditions during the Fund’s reporting period?

A. Despite a variety of significant headwinds, the municipal bond market generated positive returns during the one-year period ended March 31, 2006 and outperformed the overall taxable bond market. Over that period, the Lehman Brothers Municipal Bond Indexi gained 3.81%, while the Lehman Brothers U.S. Aggregate Indexii rose 2.26%.

Over the last year, the bond market has been impacted by a strong economy, numerous inflationary pressures, and continued rate hikes by the Federal Reserve Board (“Fed”)iii. To gain some perspective on how far we’ve come in terms of interest rates, consider the following. In May 2004, short-term interest rates, in this case the federal funds ratesiv, was a mere 1.00%, its lowest level in more than 40 years. This was due, in part, to the Fed’s attempt to stimulate the economy in the aftermath of September 11th.

Then, in June 2004, the economy appeared to be on solid footing and the Fed officially ended its accommodative monetary policy by instituting its first rate hike in four years, bringing the federal funds rate from 1.00% to 1.25%. At that time, the Fed telegraphed what it had in mind for short-term rates as it said, “policy accommodation can be removed at a pace that is likely to be measured.” The Fed certainly has been true to its word, as it has now instituted 15 straight 0.25% rate hikes through the end of March 2006 and the fed funds rate now stands at 4.75%. After the end of the Fund’s reporting period, at its May meeting, the Fed once again raised the federal funds rates by an additional 0.25% to 5.00%.

Given the solid economy and rising rate environment, both short- and long term Treasury yields rose over the reporting period. During the one-year ended March 31, 2006, two-year Treasury yields increased from 3.75% to 4.82%. Over the same period, 10-year Treasury yields moved from 4.46% to 4.86%. During the reporting period, both short- and longer-term municipal yields also rose, albeit to a lesser extent than equal duration Treasuries. This, coupled with improving balance sheets in many states, helped municipal securities to outperform taxable bonds over the last year.v

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Performance Review

For the 12 months ended March 31, 2006, Class A shares of the Legg Mason Partners New York Municipals Fund, excluding sales charges, returned 3.29%. These shares underperformed the Lipper New York Municipal Debt Funds Category Average1 which increased 3.53%. The Fund’s unmanaged benchmark, the Lehman Brothers Municipal Bond Index, returned 3.81% for the same period.

Certain investors may be subject to the Federal Alternative Minimum Tax, and state and local taxes may apply. Capital gains, if any, are fully taxable. Please consult your personal tax or legal adviser.

Performance Snapshot as of March 31, 2006 (excluding sales charges) (unaudited)

	6 months	12 months

New York Municipals Fund — Class A Shares	2.11%	3.29%

Lehman Brothers Municipal Bond Index	0.98%	3.81%

Lipper New York Municipal Debt Funds Category Average	0.89%	3.53%

The performance shown represents past performance. Past performance is no guarantee of future results and current performance may be higher or lower than the performance shown above. Principal value and investment returns will fluctuate and investors’ shares, when redeemed, may be worth more or less than their original cost. To obtain performance data current to the most recent month-end, please visit our website at www.leggmason.com/InvestorServices.
Performance figures reflect reimbursements and/or fee waivers, without which the performance would have been lower.
All share class returns assume the reinvestment of all distributions, including returns of capital, if any, at net asset value and the deduction of all Fund expenses. Returns have not been adjusted to include sales charges that may apply when shares are purchased or the deduction of taxes that a shareholder would pay on Fund distributions. Excluding sales charges, Class B shares returned 1.90%, Class C shares returned 1.89% and Class Y shares returned 2.25% over the six months ended March 31, 2006. Excluding sales charges, Class B shares returned 2.71%, Class C shares returned 2.69% and Class Y shares returned 3.52% over the twelve months ended March 31, 2006.
Lipper, Inc. is a major independent mutual-fund tracking organization. Returns are based on the period ended March 31, 2006, including the reinvestment of distributions, including returns of capital, if any, calculated among the 107 funds for the six-month period and among the 107 funds for the 12-month period in the Fund’s Lipper category and excluding sales charges.

Q. What were the most significant factors affecting Fund performance?

What were the leading contributors to performance?

A. For the New York Municipals Fund, given the rising interest rate environment and expectations for further Fed tightening during the period, we maintained a defensive approach in terms of the Fund’s maturity. As such, the Fund’s durationvi was generally shorter than its benchmark index. This proved to be beneficial, as bond prices generally fall when interest rates rise. In addition, we were able to use the proceeds from our

[1]	Lipper, Inc. is a major independent mutual-fund tracking organization. Returns are based on the 12-month period ended March 31, 2006, including the reinvestment of distributions, including returns of capital, if any, calculated among the 107 funds in the Fund’s Lipper category, and excluding sales charges.

2         Legg Mason Partners New York Municipals Fund 2006 Annual Report

securities that matured and reinvest that money into municipal bonds offering higher coupons. Throughout the reporting period, we also emphasized a well-diversified portfolio, with holdings from a diverse array of market segments that we believed had favorable risk/reward characteristics.

What were the leading detractors from performance?

A. During the reporting period, we continued to maintain a high quality portfolio. This was somewhat a drag on returns, as lower-rated, more speculative municipals generated better result over the period. However, given the prevailing market environment and the Fund’s investment objective, we believed a higher quality approach was appropriate.

Q. Were there any significant changes to the Fund during the reporting period?

A. For the New York Municipals Fund, there were no significant changes during the reporting period as we maintained a high quality portfolio and were defensively positioned.

Thank you for your investment in the Legg Mason Partners New York Municipals Fund. As ever, we appreciate that you have chosen us to manage your assets and we remain focused on achieving the Fund’s investment goals.

Sincerely,

Joseph P. Deane Vice President and Investment Officer	David T. Fare Vice President and Investment Officer

May 10, 2006

The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice. Views expressed may differ from those of the firm as a whole.

RISKS: Keep in mind, the Fund’s investments are subject to interest rate and credit risks. As interest rates rise, bond prices fall, reducing the value of the Fund’s share price. As a non-diversified fund, it can invest a larger percentage of its assets in fewer issues than a diversified fund. This may magnify the Fund’s losses from events affecting a particular issuer. The Fund may use derivatives, such as options and futures, which can be illiquid, may disproportionately increase losses, and have a potentially large impact on Fund performance. Please see the Fund’s prospectus for more information on these and other risks.

All index performance reflects no deduction for fees, expenses or taxes. Please note an investor cannot invest directly in an index.

[i]	The Lehman Brothers Municipal Bond Index is a broad measure of the municipal bond market with maturities of at least one year.

ii	The Lehman Brothers U.S. Aggregate Index is a broad-based bond index comprised of Government, Corporate, Mortgage and Asset-backed issues, rated investment grade or higher, and having at least one year to maturity.

iii	The Federal Reserve Board is responsible for the formulation of a policy designed to promote economic growth, full employment, stable prices, and a sustainable pattern of international trade and payments.

iv	The federal funds rate is the interest rate that banks with excess reserves at a Federal Reserve district bank charge other banks that need overnight loans.

[v]	Source: Edwards, Chris. Busting the State Tax-Revenue Boom, Nationalreview.com, February 1, 2006. Please note that this is not a complete discussion of all differences between the investments being shown. An investor should consider all risks and differences between these investments before choosing to invest in any one. U.S. Treasury notes are backed by the full faith and credit of the United States government and offer a return of principal value if held to maturity.

vi	Duration is a common gauge of the price sensitivity of a fixed income asset or portfolio to a change in interest rates.

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Fund at a Glance (unaudited)

4         Legg Mason Partners New York Municipals Fund 2006 Annual Report

Fund Expenses (unaudited)

Example

As a shareholder of the Fund, you may incur two types of costs: (1) transaction costs, including front-end and back-end sales charges (loads) on purchase payments, reinvested dividends, or other distributions; and (2) ongoing costs, including management fees; distribution and/or service (12b-1) fees; and other Fund expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

This example is based on an investment of $1,000 invested on October 1, 2005 and held for the six months ended March 31, 2006.

Actual Expenses

The table below titled “Based on Actual Total Return” provides information about actual account values and actual expenses. You may use the information provided in this table, together with the amount you invested, to estimate the expenses that you paid over the period. To estimate the expenses you paid on your account, divide your ending account value by $1,000 (for example, an $8,600 ending account value divided by $1,000 = 8.6), then multiply the result by the number under the heading entitled “Expenses Paid During the Period”.

Based on Actual Total Return(1)

	Actual Total Return Without Sales Charges(2)	Beginning Account Value	Ending Account Value	Annualized Expense Ratio	Expenses Paid During the Period(3)
Class A	2.11%	$1,000.00	$1,021.10	0.63%	$3.17

Class B	1.90	1,000.00	1,019.00	1.21	6.09

Class C	1.89	1,000.00	1,018.90	1.24	6.24

Class Y	2.25	1,000.00	1,022.50	0.52	2.62

(1)	For the six months ended March 31, 2006.
(2)	Assumes reinvestment of all distributions, including returns of capital, if any, at net asset value and does not reflect the deduction of the applicable sales charge with respect to Class A shares or the applicable contingent deferred sales charges (“CDSC”) with respect to Class B and C shares. Total return is not annualized, as it may not be representative of the total return for the year. Performance figures reflect voluntary fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of voluntary fee waivers and/or expense reimbursements, the total return would have been lower.
(3)	Expenses (net of voluntary fee waivers and/or expense reimbursements) are equal to each class’ respective annualized expense ratio multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year, then divided by 365.

Legg Mason Partners New York Municipals Fund 2006 Annual Report         5

Fund Expenses (unaudited) (continued)

Hypothetical Example for Comparison Purposes

The table below titled “Based on Hypothetical Total Return” provides information about hypothetical account values and hypothetical expenses based on the actual expense ratio and an assumed rate of return of 5.00% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use the information provided in this table to compare the ongoing costs of investing in the Fund and other funds. To do so, compare the 5.00% hypothetical example relating to the Fund with the 5.00% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table below are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as front-end or back-end sales charges (loads). Therefore, the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher.

Based on Hypothetical Total Return(1)

	Hypothetical Annualized Total Return	Beginning Account Value	Ending Account Value	Annualized Expense Ratio	Expenses Paid During the Period(2)
Class A	5.00%	$1,000.00	$1,021.79	0.63%	$3.18

Class B	5.00	1,000.00	1,018.90	1.21	6.09

Class C	5.00	1,000.00	1,018.75	1.24	6.24

Class Y	5.00	1,000.00	1,022.34	0.52	2.62

(1)	For the six months ended March 31, 2006.
(2)	Expenses (net of voluntary fee waivers and/or expense reimbursements) are equal to each class’ respective annualized expense ratio multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year, then divided by 365.

6         Legg Mason Partners New York Municipals Fund 2006 Annual Report

Fund Performance

Average Annual Total Returns(1) (unaudited)

	Without Sales Charges(2)
	Class A	Class B	Class C	Class Y
Twelve Months Ended 3/31/06	3.29%	2.71%	2.69%	3.52%

Five Years Ended 3/31/06	4.18	3.63	3.59	4.35

Ten Years Ended 3/31/06	5.21	4.66	4.61	N/A

Inception* through 3/31/06	6.30	5.67	4.98	4.35

	With Sales Charges(3)
	Class A	Class B	Class C	Class Y
Twelve Months Ended 3/31/06	(0.82)%	(1.74)%	1.70%	3.52%

Five Years Ended 3/31/06	3.33	3.46	3.59	4.35

Ten Years Ended 3/31/06	4.78	4.66	4.61	N/A

Inception* through 3/31/06	6.08	5.67	4.98	4.35

Cumulative Total Returns(1) (unaudited)

Without Sales Charges(2)
Class A (3/31/96 through 3/31/06)	66.15%

Class B (3/31/96 through 3/31/06)	57.70

Class C (3/31/96 through 3/31/06)	56.98

Class Y (Inception* through 3/31/06)	24.99

(1)	All figures represent past performance and are not a guarantee of future results. Investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. The returns shown do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares. Performance figures may reflect voluntary fee waivers and/or expense reimbursements. In the absence of voluntary fee waivers and/or expense reimbursements, the total return would have been lower.
(2)	Assumes reinvestment of all distributions, including returns of capital, if any, at net asset value and does not reflect the deduction of the applicable sales charge with respect to Class A shares or the applicable contingent deferred sales charges (“CDSC”) with respect to Class B and C shares.
(3)	Assumes reinvestment of all distributions, including returns of capital, if any, at net asset value. In addition, Class A shares reflect the deduction of the maximum sales charge of 4.00%; Class B shares reflect the deduction of a 4.50% CDSC, which applies if shares are redeemed within one year from purchase payment. This CDSC declines by 0.50% the first year after purchase payment and thereafter by 1.00% per year until no CDSC is incurred. Class C shares reflect the deduction of a 1.00% CDSC, which applies if shares are redeemed within one year from purchase payment.
*	Inception dates for Class A, B, C and Y shares are January 16, 1987, November 11, 1994, January 8, 1993 and January 4, 2001, respectively.

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Historical Performance (unaudited)

Value of $10,000 Invested in Class A Shares of the Legg Mason Partners New York Municipals Fund vs. the Lehman Brothers Municipal Bond Index and Lipper New York Municipal Debt Funds Average† (March 1996 — March 2006)

†	Hypothetical illustration of $10,000 invested in Class A shares on March 31, 1996, assuming the deduction of the 4.00% maximum initial sales charge at the time of investment and reinvestment of all distributions, including return of capital, if any, at net asset value through March 31, 2006. The Lehman Brothers Municipal Bond Index is a broad measure of the municipal bond market with maturities of at least one year. The Index is unmanaged and is not subject to the same management and trading expenses of a mutual fund. Please note that an investor cannot invest directly in an index. The Lipper New York Municipal Debt Funds Average is composed of the Fund’s peer group of mutual funds (107 funds as of March 31, 2006). The performance of the Fund’s other classes may be greater or less than the Class A shares’ performance indicated on this chart, depending on whether greater or lesser sales charges and fees were incurred by shareholders investing in the other classes.

All figures represent past performance and are not a guarantee of future results. Investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. The returns shown do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares. Performance figures may reflect voluntary fee waivers and/or expense reimbursements. In the absence of voluntary fee waivers and/or expense reimbursements, the total return would have been lower.

8         Legg Mason Partners New York Municipals Fund 2006 Annual Report

Schedule of Investments (March 31, 2006)

LEGG MASON PARTNERS NEW YORK MUNICIPALS FUND

Face Amount	Rating‡	Security	Value

MUNICIPAL BONDS — 97.4%
Education — 22.2%
$2,755,000	Aaa(a)	Albany, NY, IDA, Civic Facility Revenue, St. Rose Project, Series A, AMBAC-Insured, 5.375% due 7/1/31	$2,938,511
		Amherst, NY, IDA, Civic Facilities Revenue, University of Buffalo Foundation, Faculty-Student Housing, Series B, AMBAC-Insured:
1,000,000	AAA	5.125% due 8/1/20	1,070,090
3,615,000	AAA	5.250% due 8/1/31	3,847,228
		Madison County, NY, IDA, Civic Facilities Revenue, Colgate University Project, Series B:
2,250,000	AA-	5.000% due 7/1/23	2,354,062
2,000,000	AA-	5.000% due 7/1/33	2,062,300
		New York State Dormitory Authority Revenue:
1,000,000	AA-	4201 School Program, 5.000% due 7/1/18	1,032,970
		City University Systems:
14,000,000	AAA	2nd Generation, Series A, FGIC-Insured, 5.000% due 7/1/16 (b)	14,635,460
16,925,000	AAA	3rd Generation, Series 1, FGIC-Insured, 5.250% due 7/1/25 (b)	17,764,649
5,825,000	AAA	Series A, FGIC-TCRS-Insured, 5.625% due 7/1/16 (c)	6,571,707
7,000,000	AAA	Series B, FSA-Insured, 6.000% due 7/1/14	7,653,450
2,155,000	A1(a)	Series C, 7.500% due 7/1/10	2,327,055
2,000,000	AA-	Department of Education, 5.000% due 7/1/24	2,079,240
5,000,000	AAA	New School University, MBIA-Insured, 5.000% due 7/1/29	5,141,900
10,260,000	AAA	Rockefeller University, 5.000% due 7/1/28 (b)	10,606,583
870,000	AA-	Series B, 7.500% due 5/15/11	961,792
1,150,000	AAA	St. John’s University, MBIA-Insured, 5.250% due 7/1/25	1,196,471
		State University Educational Facility:
		Series A:
12,110,000	AAA	FSA-Insured, 5.875% due 5/15/17 (c)	13,988,988
7,030,000	AAA	MBIA-Insured, 5.000% due 5/15/16	7,275,839
5,000,000	AAA	Series B, FGIC-Insured, 5.250% due 5/15/19	5,530,250
3,000,000	Aaa(a)	Teachers College, MBIA-Insured, 5.000% due 7/1/22	3,125,310
2,300,000	AAA	University of Rochester, Series A, MBIA-Insured, 5.000% due 7/1/27	2,354,280
690,000	AAA	Unrefunded Balance, University of Rochester, Series A, MBIA-Insured, 5.000% due 7/1/16	714,971
2,500,000	AAA	Willow Towers Inc., MBIA-Insured, 5.400% due 2/1/34	2,646,975
		Rensselaer County, NY, IDA, Civic Facilities Revenue, Polytechnic Institute Dormitory Project:
5,430,000	A	Series A, 5.125% due 8/1/29	5,620,973
5,820,000	A	Series B, 5.125% due 8/1/27	6,030,160
		Schenectady, NY, IDA, Civic Facilities Revenue, Union College Project, Series A, AMBAC-Insured:
2,000,000	Aaa(a)	5.375% due 12/1/19	2,142,740
1,725,000	Aaa(a)	5.000% due 7/1/22	1,801,504
3,000,000	Aaa(a)	5.450% due 12/1/29	3,207,870
2,390,000	Aaa(a)	5.625% due 7/1/31	2,620,133

See Notes to Financial Statements.

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Schedule of Investments (March 31, 2006) (continued)

Face Amount	Rating‡	Security	Value

Education — 22.2% (continued)
		Taconic Hills, NY, School District at Craryville, FGIC-Insured, State Aid Withholding:
$1,420,000	Aaa(a)	5.000% due 6/15/25	$1,488,416
700,000	Aaa(a)	5.000% due 6/15/26	732,557

		Total Education	141,524,434

Escrowed to Maturity (d) — 1.2%
755,000	AAA	Commonwealth of Puerto Rico, Aqueduct & Sewer Authority Revenue, 10.250% due 7/1/09	838,465
1,655,000	AAA	New York City, NY, Trust Cultural Resource Revenue, AMBAC-Insured, American Museum of Natural History, Series A, 5.250% due 7/1/17	1,731,709
4,980,000	AAA	New York State Environmental Facilities Corp., Clean Water & Drinking Revolving Funds, Correctional Facilities Service Contract Series C, AMBAC-Insured, Call 6/15/08 @ 101, 5.000% due 6/15/16	5,057,439

		Total Escrowed to Maturity	7,627,613

Finance — 1.0%
5,000,000	AAA	New York State LGAC, Series B, MBIA-Insured, 4.875% due 4/1/20	5,147,450
1,260,000	BBB-	Puerto Rico Public Financial Corp., Series E, 5.500% due 8/1/29	1,322,509

		Total Finance	6,469,959

Government Facilities — 2.2%
		New York State Urban Development Corp. Revenue:
7,000,000	AA-	Correctional & Youth Facilities, Series A, 5.500% due 1/1/17 (j)	7,486,150
3,050,000	AAA	Correctional Capital Facilities, MBIA-Insured, 5.000% due 1/1/20	3,132,350
3,000,000	AA-	State Facilities, 5.700% due 4/1/20	3,392,790

		Total Government Facilities	14,011,290

Hospitals — 4.6%
1,620,000	AAA	East Rochester, NY, Housing Authority Revenue, North Park Nursing Home, GNMA, 5.200% due 10/20/24	1,707,059
		New York City Health & Hospital Corp. Revenue, Health System, Series A:
3,000,000	AAA	AMBAC-Insured, 5.000% due 2/15/20	3,122,700
		FSA-Insured:
1,110,000	AAA	5.000% due 2/15/22	1,148,073
3,750,000	AAA	5.125% due 2/15/23	3,926,400
		New York State Dormitory Authority Revenue:
5,000,000	AAA	Maimonides Medical Center, MBIA-Insured, 5.000% due 8/1/24	5,210,400
		Mental Health Services Facilities, Series B:
40,000	AA-	5.000% due 2/15/18	41,142
		Unrefunded Balance:
4,180,000	AA-	5.625% due 2/15/21	4,321,827
190,000	AAA	5.250% due 8/15/30	199,177
1,500,000	AAA	United Cerebral Palsy, AMBAC-Insured, 5.125% due 7/1/21	1,596,285

See Notes to Financial Statements.

10         Legg Mason Partners New York Municipals Fund 2006 Annual Report

Schedule of Investments (March 31, 2006) (continued)

Face Amount	Rating‡	Security	Value

Hospitals — 4.6% (continued)
$2,000,000	AAA	Victory Memorial Hospital, MBIA-Insured, 5.375% due 8/1/25	$2,101,540
		New York State Medical Care Facilities:
2,500,000	B	Finance Agency Revenue, Central Suffolk Hospital Mortgage Project, Series A, 6.125% due 11/1/16	2,372,625
		Series B:
890,000	AA	Hospital & Nursing Home Insured Mortgage, FHA-Insured, 7.000% due 8/15/32	891,709
2,760,000	AA	Mortgage Project, FHA-Insured, 6.100% due 2/15/15	2,791,630

		Total Hospitals	29,430,567

Housing: Multi-Family — 3.0%
		New York City, NY, HDC:
1,206,411	NR	Cadman Project, FHA, 6.500% due 11/15/18	1,265,682
972,990	NR	Kelly Project, 6.500% due 2/15/18	1,022,204
5,000,000	AA	MFH Revenue, Series A, 5.100% due 11/1/24	5,156,600
		New York State Dormitory Authority Revenue, Park Ridge Housing Inc., FNMA:
1,000,000	AAA	6.375% due 8/1/20 (c)	1,113,140
1,470,000	AAA	6.500% due 8/1/25	1,638,609
		New York State Housing Finance Agency Revenue, Secured Mortgage Program:
		Series A, SONYMA-Insured:
500,000	Aa1(a)	7.000% due 8/15/12 (e)	497,590
500,000	Aa1(a)	7.050% due 8/15/24 (e)	501,280
6,870,000	Aa1(a)	Series B, SONYMA-Insured, 6.250% due 8/15/29 (e)	7,036,117
390,000	AAA	Series C, FHA-Insured, 6.500% due 8/15/24	391,014
570,000	A2(a)	Rensselaer Housing Authority, MFH Mortgage Revenue, Rensselaer Elderly Apartments, 7.750% due 1/1/11	570,410

		Total Housing: Multi-Family	19,192,646

Housing: Single-Family — 2.2%
		New York State Mortgage Agency Revenue, Homeowner Mortgage:
2,745,000	Aa2(a)	Series 65, 5.850% due 10/1/28 (e)	2,823,644
4,730,000	Aa1(a)	Series 67, 5.800% due 10/1/28 (e)	4,835,006
6,000,000	Aa1(a)	Series 71, 5.350% due 10/1/18 (e)	6,175,560

		Total Housing: Single-Family	13,834,210

Industrial Development — 2.2%
2,250,000	BBB	Essex County, NY, IDA Revenue, Solid Waste, International Paper Co. Project, Series A, 6.150% due 4/1/21 (e)	2,319,277
400,000	NR	Monroe County, NY, IDA Revenue, Public Improvement, Canal Ponds Park, Series A, 7.000% due 6/15/13	425,496
		Onondaga County, NY, IDA:
750,000	AA-	Civic Facilities Revenue, Syracuse Home Association Project, 5.200% due 12/1/18	785,925
8,000,000	A+	Sewer Facilities Revenue, Bristol-Myers Squibb Co. Project, 5.750% due 3/1/24 (e)	8,977,760

See Notes to Financial Statements.

Legg Mason Partners New York Municipals Fund 2006 Annual Report         11

Schedule of Investments (March 31, 2006) (continued)

Face Amount	Rating‡	Security	Value

Industrial Development — 2.2% (continued)
$1,410,000	AA	Rensselaer County, NY, IDA, Albany International Corp., 7.550% due 7/15/07	$1,458,899

		Total Industrial Development	13,967,357

Life Care Systems — 1.6%
		New York State Dormitory Authority Revenue Bonds, FHA-Insured:
3,745,000	AA	Hebrew Nursing Home, 6.125% due 2/1/37	3,871,693
1,500,000	AAA	Menorah Campus Nursing Home, 6.100% due 2/1/37	1,563,045
3,215,000	AA	Wesley Garden Nursing Home, 6.125% due 8/1/35	3,307,946
1,250,000	AAA	Syracuse, NY, IDA Revenue, James Square Association, FHA-Insured, 7.000% due 8/1/25	1,252,425

		Total Life Care Systems	9,995,109

Pollution Control — 0.7%
		New York State Environmental Facilities Corp.:
1,060,000	AAA	Clean Water & Drinking Revolving Funds, Series C, 5.000% due 6/15/16	1,098,054
		State Water Revolving Fund, Series A:
155,000	AAA	7.500% due 6/15/12	163,911
805,000	AAA	GIC-Societe Generale, 7.250% due 6/15/10	806,570
1,000,000	AAA	North Country, NY, Development Authority, Solid Waste Management System Revenue, FSA-Insured, 6.000% due 5/15/15	1,108,330
1,710,000	CCC	Puerto Rico Industrial Medical & Environmental Facilities, Finance Authority Revenue, American Airlines Inc., Series A, 6.450% due 12/1/25	1,554,373

		Total Pollution Control	4,731,238

Pre-Refunded (f) — 42.1%
1,000,000	AAA	Buffalo, NY, Municipal Water Finance Authority, Water Systems Revenue, FGIC-Insured, Call 7/1/06 @ 102, 6.100% due 7/1/26	1,026,230
18,660,000	AAA	Long Island Power Authority, Electric System Revenue, Series A, MBIA/IBC-Insured, Call 6/1/08 @ 101, 5.250% due 12/1/26 (b)	19,456,969
		Metropolitan Transportation Authority:
		Dedicated Tax Fund, Series A, FSA-Insured, Call 10/1/14 @ 100:
2,290,000	AAA	5.125% due 4/1/19	2,485,887
4,500,000	AAA	5.250% due 4/1/23	4,925,205
		Transit Facilities Revenue:
5,000,000	AAA	Series A, Call 7/1/09 @ 100, 6.000% due 7/1/19	5,355,550
10,000,000	AAA	Series A, MBIA-Insured, Call 7/1/07 @ 101.50, 5.625% due 7/1/25	10,392,300
11,000,000	AAA	Metropolitan Transportation Authority of New York, Dedicated Tax Fund, Series A, FGIC-Insured, Call 11/15/11 @ 100, 5.250% due 11/15/23 (b)	11,844,800
5,000,000	AAA	Nassau Health Care Corp., New York Health Systems Revenue, FSA-Insured, Call 8/1/09 @ 102, 5.500% due 8/1/19	5,375,350

See Notes to Financial Statements.

12         Legg Mason Partners New York Municipals Fund 2006 Annual Report

Schedule of Investments (March 31, 2006) (continued)

Face Amount	Rating‡	Security	Value

Pre-Refunded (f) — 42.1% (continued)
$2,595,000	AAA	New York City, NY, COP, Transit Authority, Metropolitan Transportation Authority, Triborough Bridge & Tunnel Authority, AMBAC-Insured, Call 1/1/10 @ 101, 5.875% due 1/1/30	$2,820,454
		New York City, NY, Municipal Water Finance Authority, Water & Sewer System Revenue:
16,000,000	AAA	Call 6/15/10 @ 101, 5.500% due 6/15/33 (b)	17,271,680
1,000,000	AAA	FSA-Insured, Call 6/15/07 @ 101, 5.250% due 6/15/29	1,029,240
1,565,000	AA+	Series B, Call 6/15/10 @ 101, 6.000% due 6/15/33	1,719,544
10,000,000	AAA	New York City, NY, TFA Revenue, Series C, Call 5/1/10 @ 101, 5.500% due 11/1/29 (b)	10,792,000
20,000,000	AAA	New York City, NY, Transit Authority, Metropolitan Transportation Authority, Series A, AMBAC-Insured, Call 1/1/10 @ 101, 5.250% due 1/1/29 (b)	21,304,200
		New York State Dormitory Authority Revenue:
5,375,000	AA-	City University Systems, 4th Generation, Series A, Call 7/1/11 @ 100, 5.250% due 7/1/31	5,776,082
625,000	AA-	Call 7/1/11 @ 100, 5.250% due 7/1/31	671,637
4,500,000	AAA	MBIA/IBC-Insured, Call 7/1/08 @ 101, 5.000% due 7/1/28	4,678,605
2,000,000	AAA	Columbia University, Call 7/1/08 @ 101, 5.000% due 7/1/18	2,079,380
		Court Facilities, City of New York Issue:
3,000,000	AAA	AMBAC-Insured, Call 5/15/10 @ 101, 5.750% due 5/15/30	3,267,810
5,000,000	A+	Call 5/15/10 @101, 6.000% due 5/15/39	5,483,650
		Mental Health Services Facilities:
		Series B:
2,820,000	A1(a)	Call 2/15/07 @ 102, 5.625% due 2/15/21	2,922,535
2,460,000	AA-	Call 2/15/08 @ 102, 5.000% due 2/15/18	2,568,757
2,410,000	AAA	Series D, FSA-Insured, Call 8/15/10 @ 100, 5.250% due 8/15/30	2,563,059
		State University Dormitory Facility, FGIC-Insured, Call 7/1/11 @ 100:
1,000,000	AAA	5.500% due 7/1/26	1,086,440
1,000,000	AAA	5.500% due 7/1/27	1,086,440
12,000,000	AAA	5.100% due 7/1/31 (b)	12,810,480
		State University Educational Facility:
12,750,000	AAA	Series A FGIC-Insured, Call 5/15/12 @ 101, 5.000% due 5/15/27 (b)	13,707,142
5,000,000	AAA	Series B, FSA-Insured, Call 5/15/10 @ 101, 5.500% due 5/15/30	5,399,000
3,225,000	AAA	University of Rochester, Series A, MBIA-Insured, Call 7/1/08 @ 101, 5.000% due 7/1/16	3,353,000
		New York State Environmental Facilities Corp., Clean Water & Drinking Revolving Funds, Series B, Call 10/15/09 @ 100:
295,000	AAA	5.250% due 4/15/17	310,989
400,000	AAA	5.250% due 4/15/18	421,680

See Notes to Financial Statements.

Legg Mason Partners New York Municipals Fund 2006 Annual Report         13

Schedule of Investments (March 31, 2006) (continued)

Face Amount	Rating‡	Security	Value

Pre-Refunded (f) — 42.1% (continued)
		New York State Thruway Authority, Highway & Bridge Toll Revenue Fund, FGIC-Insured:
		Series A, Call 4/1/11 @ 101:
$3,410,000	AAA	5.000% due 4/1/19	$3,643,483
2,000,000	AAA	5.000% due 4/1/20	2,136,940
2,500,000	AAA	5.000% due 4/1/21	2,671,175
15,000,000	AAA	Series B, Call 4/1/09 @ 101, 5.000% due 4/1/19 (b)	15,711,750
4,000,000	AAA	Series B-1, Call 4/1/10 @ 101, 5.500% due 4/1/18	4,311,640
		New York State Urban Development Corp. Revenue, Correctional Facilities Service Contract:
6,600,000	AAA	Series C, AMBAC-Insured, Call 1/1/09 @ 101, 6.000% due 1/1/29	7,072,626
18,400,000	AAA	Series D, FSA-Insured, Call 1/1/11@ 100, 5.250% due 1/1/30 (b)	19,652,856
4,505,000	Aaa(a)	North Hempstead, NY, GO, Series A, Call 9/1/09 @ 101, FGIC-Insured, 5.000% due 9/1/22	4,745,207
3,740,000	BBB-	Puerto Rico Public Financial Corp., Series E, Call 2/1/12 @ 100, 5.500% due 8/1/29	4,067,026
		Triborough Bridge & Tunnel Authority:
10,125,000	AAA	GO, Series B, Call 1/1/22 @ 100, 5.500% due 1/1/30 (b)	11,488,432
3,500,000	AAA	Series A, Call 1/1/22 @ 100, 5.250% due 1/1/28	3,928,505
4,200,000	AAA	Series B, Call 1/1/16 @ 100, 5.375% due 1/1/19	4,658,178
1,000,000	AAA	Yonkers, NY, GO, Series C, State Aid Withholding, Call 6/1/09 @ 101, FGIC-Insured, 5.000% due 6/1/19	1,050,910

		Total Pre-Refunded	269,124,823

Public Facilities — 2.1%
		New York City, NY, Trust Cultural Resource Revenue, AMBAC-Insured, Museum of Modern Art:
3,100,000	AAA	Series A, 5.000% due 4/1/23	3,226,759
9,000,000	AAA	Series D, 5.125% due 7/1/31	9,416,970
425,000	AA-	New York State, COP, Hanson Redevelopment Project, 8.375% due 5/1/08	446,539

		Total Public Facilities	13,090,268

Tobacco — 0.3%
2,000,000	AA-	Tobacco Settlement Financing Corp., Series C-1, 5.500% due 6/1/21	2,157,860

Transportation — 5.0%
750,000	BBB+	Albany, NY, Parking Authority, Series A, 5.625% due 7/15/25	802,050
5,000,000	AA-	New York State Thruway Authority, General Revenue, Series E, 5.000% due 1/1/25	5,132,950
		Port Authority of New York & New Jersey:
7,250,000	AA-	109th Series, 5.375% due 1/15/32	7,416,243
12,000,000	NR	Special Obligation Revenue 5th Installment, 6.750% due 10/1/19 (b)(e)	12,249,480

See Notes to Financial Statements.

14         Legg Mason Partners New York Municipals Fund 2006 Annual Report

Schedule of Investments (March 31, 2006) (continued)

Face Amount	Rating‡	Security	Value

Transportation — 5.0% (continued)
		Triborough Bridge & Tunnel Authority:
$945,000	AA-	Convention Center Project, Series E, 7.250% due 1/1/10	$1,011,594
5,200,000	AAA	Series A, MBIA/IBC-Insured, 5.250% due 11/15/30	5,548,816

		Total Transportation	32,161,133

Utilities — 1.9%
		New York State Energy Research & Development Authority, Gas Facilities Revenue:
3,000,000	A+	Brooklyn Union Gas Co. Project RIBS, Series B, 10.264% due 7/1/26 (e)(g)(h)	3,162,000
1,500,000	NR	Corning Natural Gas Corp. Series A, 8.250% due 12/1/18 (e)	1,511,520
7,000,000	BBB+	Puerto Rico Electric Power Authority Power Revenue, Series NN, 5.125% due 7/1/29	7,241,010

		Total Utilities	11,914,530

Water and Sewer — 5.1%
		New York City, NY, Municipal Water Finance Authority, Water & Sewer System Revenue:
2,750,000	AAA	FSA-Insured, 5.000% due 6/15/29	2,834,700
		Series B:
5,205,000	AAA	FGIC-Insured, 5.125% due 6/15/30	5,331,794
990,000	AA+	Unrefunded Balance, 6.000% due 6/15/33	1,083,713
		Series D:
5,000,000	AA+	5.250% due 6/15/25	5,316,400
2,375,000	AAA	MBIA-Insured, 5.000% due 6/15/15	2,462,827
		New York State Environmental Facilities Corp., Clean Water & Drinking Revolving Funds:
8,500,000	AAA	5.000% due 6/15/32	8,821,640
		Series B:
965,000	AAA	5.250% due 4/15/17	1,018,278
2,490,000	AAA	5.250% due 10/15/17	2,627,473
1,340,000	AAA	5.250% due 4/15/18	1,414,893
1,880,000	AAA	5.250% due 10/15/18	1,964,130

		Total Water and Sewer	32,875,848

		TOTAL INVESTMENTS BEFORE SHORT-TERM INVESTMENTS (Cost — $576,238,677)	622,108,885

See Notes to Financial Statements.

Legg Mason Partners New York Municipals Fund 2006 Annual Report         15

Schedule of Investments (March 31, 2006) (continued)

Face Amount	Rating‡	Security	Value

SHORT-TERM INVESTMENTS(i) — 1.0%
General Obligation — 0.3%
$1,600,000	A-1+	New York City, NY, GO, Series A, Subordinated Series A-4, LOC-Westdeutsche Landesbank, 3.160%, 4/3/06	$1,600,000

Finance — 0.7%
1,500,000	A-1+	New York City, NY, TFA, New York City Recovery Project, Revenue, Series 1, Sub-Series 1-C, LIQ-JPMorgan Chase, 3.110%, 4/3/06	1,500,000
		New York City, NY, TFA Revenue:
200,000	A-1+	Future Tax Secured, Series B, SPA-Landesbank Baden-Wurttemberg, 3.160%, 4/3/06	200,000
3,000,000	A-1+	New York City Recovery Project, Series 3, Sub-Series 3-E, SPA-Landesbank Baden-Wurttemberg, 3.160%, 4/3/06	3,000,000

		Total Finance	4,700,000

		TOTAL SHORT-TERM INVESTMENTS (Cost — $6,300,000)	6,300,000

		TOTAL INVESTMENTS — 98.4% (Cost — $582,538,677#)	628,408,885
		Other Assets in Excess of Liabilities — 1.6%	10,255,451

		TOTAL NET ASSETS — 100.0%	$638,664,336

‡	All ratings are by Standard & Poor’s Ratings Service, unless otherwise noted. All ratings are unaudited.
(a)	Rating by Moody’s Investors Service. All ratings are unaudited.
(b)	All or a portion of this security is segregated for open futures contracts.
(c)	All or a portion of this security is held at the broker as collateral for open futures contracts.
(d)	Bonds are escrowed to maturity by government securities and/or government agency securities and are considered by the Manager to be triple-A rated even if issuer has not applied for new ratings.
(e)	Income from this issue is considered a preference item for purposes of calculating the alternative minimum tax (“AMT”).
(f)	Pre-Refunded bonds are escrowed with government securities and/or government agency securities and are considered by the Manager to be triple-A rated even if issuer has not applied for new ratings.
(g)	Variable rate security. Interest rate disclosed is that which is in effect at March 31, 2006.
(h)	Residual interest bonds—coupon varies inversely with level of short-term tax-exempt interest rates.
(i)	Variable rate demand obligations have a demand feature under which the Fund can tender them back to the issuer on no more than 7 days notice. Date shown is the date of the next interest rate change.
(j)	Mandatory put 1/1/11 @ 100.
#	Aggregate cost for federal income tax purposes is $581,474,643.

See pages 17 and 18 for definitions of ratings.

Abbreviations used in this schedule:
AMBAC	—Ambac Assurance Corporation
COP	—Certificate of Participation
FGIC	—Financial Guaranty Insurance Company
FHA	—Federal Housing Administration
FNMA	—Federal National Mortgage Association
FSA	—Financial Security Assurance
GIC	—Guaranteed Investment Contract
GNMA	—Government National Mortgage Association
GO	—General Obligation
HDC	—Housing Development Corporation
IBC	—Insured Bond Certificates
IDA	—Industrial Development Authority
LGAC	—Local Government Assistance Corporation
LIQ	—Liquidity Facility
LOC	—Letter of Credit
MBIA	—Municipal Bond Investors Assurance Corporation
MFH	—Multi-Family Housing
RIBS	—Residual Interest Bonds
SONYMA	—State of New York Mortgage Association
SPA	—Standby Bond Purchase Agreement
TCRS	—Transferable Custodial Receipts
TFA	—Transitional Finance Authority

See Notes to Financial Statements.

16         Legg Mason Partners New York Municipals Fund 2006 Annual Report

Bond Ratings (unaudited)

The definitions of the applicable rating symbols are set forth below:

Standard & Poor’s Ratings Service (“Standard & Poor’s”) — Ratings from “AA” to “CCC” may be modified by the addition of a plus (+) or minus (-) sign to show relative standings within the major rating categories.

AAA	— Bonds rated “AAA” have the highest rating assigned by Standard & Poor’s. Capacity to pay interest and repay principal is extremely strong.
AA	— Bonds rated “AA” have a very strong capacity to pay interest and repay principal and differ from the highest rated issues only in a small degree.
A

— Bonds rated “A” have a strong capacity to pay interest and repay principal although they are somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than debt in higher rated categories.

BBB

— Bonds rated “BBB” are regarded as having an adequate capacity to pay interest and repay principal. Whereas they normally exhibit adequate protection parameters, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity to pay interest and repay principal for bonds in this category than in higher rated categories.

BB, B,

CCC,

CC and C

— Bonds rated “BB”, “B”, “CCC”, “CC” and “C” are regarded, on balance, as predominantly speculative with respect to capacity to pay interest and repay principal in accordance with the terms of the obligation. “BB” represents the lowest degree of speculation and “C” the highest degree of speculation. While such bonds will likely have some quality and protective characteristics, these are outweighed by large uncertainties or major risk exposures to adverse conditions.

D	— Bonds rated “D” are in default and payment of interest and/or repayment of principal is in arrears.

Moody’s Investors Service (“Moody’s”) — Numerical modifiers 1, 2 and 3 may be applied to each generic rating from “Aa” to “CCC,” where 1 is the highest and 3 the lowest ranking within its generic category.

Aaa

— Bonds rated “Aaa” are judged to be of the best quality. They carry the smallest degree of investment risk and are generally referred to as “gilt edge.” Interest payments are protected by a large or by an exceptionally stable margin and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.

Aa

— Bonds rated “Aa” are judged to be of high quality by all standards. Together with the “Aaa” group they comprise what are generally known as high grade bonds. They are rated lower than the best bonds because margins of protection may not be as large as in “Aaa” securities or fluctuation of protective elements may be of greater amplitude or there may be other elements present which make the long-term risks appear somewhat larger than in “Aaa” securities.

A

— Bonds rated “A” possess many favorable investment attributes and are to be considered as upper medium grade obligations. Factors giving security to principal and interest are considered adequate but elements may be present which suggest a susceptibility to impairment some time in the future.

Baa

— Bonds rated “Baa” are considered as medium grade obligations, i.e., they are neither highly protected nor poorly secured. Interest payments and principal security appear adequate for the present but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such bonds lack outstanding investment characteristics and in fact have speculative characteristics as well.

Ba

— Bonds rated “Ba” are judged to have speculative elements; their future cannot be considered as well assured. Often the protection of interest and principal payments may be very moderate and therefore not well safeguarded during both good and bad times over the future. Uncertainty of position characterizes bonds in this class.

B

— Bonds rated “B” are generally lack characteristics of desirable investments. Assurance of interest and principal payments or of maintenance of other terms of the contract over any long period of time may be small.

Caa	— Bonds rated “Caa” are of poor standing. These may be in default, or present elements of danger may exist with respect to principal or interest.

Legg Mason Partners New York Municipals Fund 2006 Annual Report         17

Bond Ratings (unaudited) (continued)

Ca	— Bonds rated “Ca” represent obligations which are speculative in a high degree. Such issues are often in default or have other marked short-comings.
C	— Bonds rated “C” are the lowest class of bonds and issues so rated can be regarded as having extremely poor prospects of ever attaining any real investment standing.

Short-Term Security Ratings (unaudited)

SP-1

— Standard & Poor’s highest rating indicating very strong or strong capacity to pay principal and interest; those issues determined to possess overwhelming safety characteristics are denoted with a plus (+) sign.

A-1

— Standard & Poor’s highest commercial paper and variable-rate demand obligation (VRDO) rating indicating that the degree of safety regarding timely payment is either overwhelming or very strong; those issues determined to possess overwhelming safety characteristics are denoted with a plus (+) sign.

VMIG 1	— Moody’s highest rating for issues having a demand feature — VRDO.
P-1	— Moody’s highest rating for commercial paper and for VRDO prior to the advent of the VMIG 1 rating.
F-1

— Fitch’s highest rating indicating the strongest capacity for timely payment of financial commitments; those issues determined to possess overwhelming strong credit feature are denoted with a plus (+) sign.

NR	— Indicates that the bond is not rated by Standard & Poor’s, Moody’s or Fitch Rating Service.

18         Legg Mason Partners New York Municipals Fund 2006 Annual Report

Statement of Assets and Liabilities (March 31, 2006)

ASSETS:
Investments, at value (Cost — $582,538,677)	$628,408,885
Cash	39,503
Interest receivable	9,376,767
Receivable for Fund shares sold	1,540,139
Receivable for securities sold	1,052,945
Receivable from broker — variation margin on open futures contracts	57,495
Prepaid expenses	15,197

Total Assets	640,490,931

LIABILITIES:
Distributions payable	979,984
Payable for Fund shares repurchased	383,606
Investment management fee payable	271,694
Distribution fees payable	62,141
Deferred compensation payable	23,626
Trustees’ fees payable	1,740
Accrued expenses	103,804

Total Liabilities	1,826,595

Total Net Assets	$638,664,336

NET ASSETS:
Par value (Note 6)	$48,592
Paid-in capital in excess of par value	625,461,583
Undistributed net investment income	282,999
Accumulated net realized loss on investments and futures contracts	(37,874,596)
Net unrealized appreciation on investments and futures contracts	50,745,758

Total Net Assets	$638,664,336

Shares Outstanding:
Class A	40,057,283

Class B	5,430,984

Class C	2,823,353

Class Y	280,288

Net Asset Value:
Class A (and redemption price)	$13.14

Class B *	$13.14

Class C *	$13.13

Class Y (and redemption price)	$13.14

Maximum Public Offering Price Per Share:
Class A (based on maximum sales charge of 4.00%)	$13.69

*	Redemption price is NAV of Class B and C shares reduced by a 4.50% and 1.00% CDSC, respectively, if shares are redeemed within one year from purchase payment (See Note 2).

See Notes to Financial Statements.

Legg Mason Partners New York Municipals Fund 2006 Annual Report         19

Statement of Operations (For the year ended March 31, 2006)

INVESTMENT INCOME:
Interest	$33,754,140

EXPENSES:
Investment management fee (Note 2)	3,352,734
Distribution fees (Notes 2 and 4)	1,630,365
Transfer agent fees (Notes 2 and 4)	162,874
Custody fees	48,657
Legal fees	29,659
Registration fees	28,876
Shareholder reports (Note 4)	26,133
Audit and tax	22,500
Insurance	21,615
Trustees’ fees	11,057
Miscellaneous expenses	5,003

Total Expenses	5,339,473
Less: Fee waivers and/or expense reimbursements (Notes 2 and 4)	(141,882)

Net Expenses	5,197,591

Net Investment Income	28,556,549

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS AND FUTURES CONTRACTS (NOTES 1 AND 3):
Net Realized Gain (Loss) From:
Investment transactions	97,329
Futures contracts	(3,117,719)

Net Realized Loss	(3,020,390)

Change in Net Unrealized Appreciation/Depreciation From:
Investments	(8,136,449)
Futures contracts	3,394,424

Change in Net Unrealized Appreciation/Depreciation	(4,742,025)

Net Loss on Investments and Futures Contracts	(7,762,415)

Increase in Net Assets From Operations	$20,794,134

See Notes to Financial Statements.

20         Legg Mason Partners New York Municipals Fund 2006 Annual Report

Statements of Changes in Net Assets (For the years ended March 31,)

	2006	2005
OPERATIONS:
Net investment income	$28,556,549	$32,258,190
Net realized loss	(3,020,390)	(7,447,070)
Change in net unrealized appreciation/depreciation	(4,742,025)	(8,954,570)

Increase in Net Assets From Operations	20,794,134	15,856,550

DISTRIBUTIONS TO SHAREHOLDERS FROM (NOTES 1 AND 5):
Net investment income	(28,027,639)	(32,081,603)

Decrease in Net Assets From Distributions to Shareholders	(28,027,639)	(32,081,603)

FUND SHARE TRANSACTIONS (NOTE 6):
Net proceeds from sale of shares	75,284,890	79,156,104
Reinvestment of distributions	16,640,069	18,875,696
Cost of shares repurchased	(163,898,183)	(150,159,353)

Decrease in Net Assets From Fund Share Transactions	(71,973,224)	(52,127,553)

Decrease in Net Assets	(79,206,729)	(68,352,606)
NET ASSETS:
Beginning of year	717,871,065	786,223,671

End of year*	$638,664,336	$717,871,065

* Includes undistributed (overdistributed) net investment income of:	$282,999	$(20,591)

See Notes to Financial Statements.

Legg Mason Partners New York Municipals Fund 2006 Annual Report         21

Financial Highlights

For a share of each class of beneficial interest outstanding throughout each year ended March 31:

Class A Shares(1)	2006		2005	2004		2003	2002
Net Asset Value, Beginning of Year	$13.28		$13.57	$13.66		$13.19	$13.42

Income (Loss) From Operations:
Net investment income	0.57		0.60	0.61		0.63	0.65
Net realized and unrealized gain (loss)	(0.14)		(0.30)	(0.09)		0.46	(0.23)

Total Income From Operations	0.43		0.30	0.52		1.09	0.42

Less Distributions From:
Net investment income	(0.57)		(0.59)	(0.61)		(0.62)	(0.65)
In excess of net investment income	—		—	(0.00	)(2)	—	—

Total Distributions	(0.57)		(0.59)	(0.61)		(0.62)	(0.65)

Net Asset Value, End of Year	$13.14		$13.28	$13.57		$13.66	$13.19

Total Return(3)	3.29%		2.28%	3.87%		8.42%	3.15%

Net Assets, End of Year (millions)	$527		$578	$617		$627	$633

Ratios to Average Net Assets:
Gross expenses	0.70%		0.70%	0.68%		0.70%	0.70%
Net expenses(4)	0.67	(5)	0.69 (5)	0.68		0.70	0.70
Net investment income	4.36		4.43	4.46		4.62	4.86

Portfolio Turnover Rate	0	%(6)	5%	8%		14%	20%

(1)	Per share amounts have been calculated using the average shares method.
(2)	Amount represents less than $0.01 per share.
(3)	Performance figures may reflect voluntary fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of voluntary fee waivers and/or expense reimbursements, the total return would have been lower.
(4)	As a result of a voluntary expense limitation, the ratio of expenses to average net assets of Class A will not exceed 0.85%.
(5)	The investment manager and/or distributor voluntarily waived a portion of their fees.
(6)	Amount represents less than 1%.

See Notes to Financial Statements.

22         Legg Mason Partners New York Municipals Fund 2006 Annual Report

Financial Highlights (continued)

For a share of each class of beneficial interest outstanding throughout each year ended March 31:

Class B Shares(1)	2006		2005	2004		2003	2002
Net Asset Value, Beginning of Year	$13.28		$13.57	$13.66		$13.19	$13.42

Income (Loss) From Operations:
Net investment income	0.50		0.52	0.54		0.56	0.57
Net realized and unrealized gain (loss)	(0.15)		(0.29)	(0.09)		0.46	(0.22)

Total Income From Operations	0.35		0.23	0.45		1.02	0.35

Less Distributions From:
Net investment income	(0.49)		(0.52)	(0.54)		(0.55)	(0.58)
In excess of net investment income	—		—	(0.00	)(2)	—	—

Total Distributions	(0.49)		(0.52)	(0.54)		(0.55)	(0.58)

Net Asset Value, End of Year	$13.14		$13.28	$13.57		$13.66	$13.19

Total Return(3)	2.71%		1.72%	3.35%		7.86%	2.60%

Net Assets, End of Year (millions)	$71		$94	$120		$140	$139

Ratios to Average Net Assets:
Gross expenses	1.23%		1.23%	1.21%		1.22%	1.21%
Net expenses(4)	1.23	(5)	1.22 (5)	1.21		1.22	1.21
Net investment income	3.80		3.89	3.93		4.10	4.27

Portfolio Turnover Rate	0	%(6)	5%	8%		14%	20%

(1)	Per share amounts have been calculated using the average shares method.
(2)	Amount represents less than $0.01 per share.
(3)	Performance figures may reflect voluntary fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of voluntary fee waivers and/or expense reimbursements, the total return would have been lower.
(4)	As a result of a voluntary expense limitation, the ratio of expenses to average net assets of Class B will not exceed 1.35%.
(5)	The investment manager voluntarily waived a portion of its fees.
(6)	Amount represents less than 1%.

See Notes to Financial Statements.

Legg Mason Partners New York Municipals Fund 2006 Annual Report         23

Financial Highlights (continued)

For a share of each class of beneficial interest outstanding throughout each year ended March 31:

Class C Shares(1)	2006		2005	2004		2003	2002
Net Asset Value, Beginning of Year	$13.27		$13.56	$13.65		$13.18	$13.41

Income (Loss) From Operations:
Net investment income	0.50		0.52	0.53		0.55	0.57
Net realized and unrealized gain (loss)	(0.15)		(0.29)	(0.08)		0.47	(0.23)

Total Income From Operations	0.35		0.23	0.45		1.02	0.34

Less Distributions From:
Net investment income	(0.49)		(0.52)	(0.54)		(0.55)	(0.57)
In excess of net investment income	—		—	(0.00	)(2)	—	—

Total Distributions	(0.49)		(0.52)	(0.54)		(0.55)	(0.57)

Net Asset Value, End of Year	$13.13		$13.27	$13.56		$13.65	$13.18

Total Return(3)	2.69%		1.69%	3.30%		7.82%	2.56%

Net Assets, End of Year (millions)	$37		$42	$45		$45	$41

Ratios to Average Net Assets:
Gross expenses	1.26%		1.26%	1.24%		1.26%	1.26%
Net expenses(4)	1.26	(5)	1.25 (5)	1.24		1.26	1.26
Net investment income	3.77		3.86	3.90		4.05	4.27

Portfolio Turnover Rate	0	%(6)	5%	8%		14%	20%

(1)	Per share amounts have been calculated using the average shares method.
(2)	Amount represents less than $0.01 per share.
(3)	Performance figures may reflect voluntary fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of voluntary fee waivers and/or expense reimbursements, the total return would have been lower.
(4)	As a result of a voluntary expense limitation, the ratio of expenses to average net assets of Class C will not exceed 1.40%.
(5)	The investment manager voluntarily waived a portion of its fees.
(6)	Amount represents less than 1%.

See Notes to Financial Statements.

24         Legg Mason Partners New York Municipals Fund 2006 Annual Report

Financial Highlights (continued)

For a share of each class of beneficial interest outstanding throughout each year ended March 31:

Class Y Shares(1)	2006		2005	2004		2003	2002
Net Asset Value, Beginning of Year	$13.27		$13.57	$13.65		$13.19	$13.42

Income (Loss) From Operations:
Net investment income	0.59		0.62	0.63		0.67	0.67
Net realized and unrealized gain (loss)	(0.14)		(0.30)	(0.07)		0.44	(0.23)

Total Income From Operations	0.45		0.32	0.56		1.11	0.44

Less Distributions From:
Net investment income	(0.58)		(0.62)	(0.64)		(0.65)	(0.67)
In excess of net investment income	—		—	(0.00	)(2)	—	—

Total Distributions	(0.58)		(0.62)	(0.64)		(0.65)	(0.67)

Net Asset Value, End of Year	$13.14		$13.27	$13.57		$13.65	$13.19

Total Return(3)	3.52%		2.38%	4.13%		8.53%	3.33%

Net Assets, End of Year (millions)	$4		$4	$4		$4	$11

Ratios to Average Net Assets:
Gross expenses	0.53%		0.54%	0.51%		0.52%	0.52%
Net expenses(4)	0.53	(5)	0.53 (5)	0.51		0.52	0.52
Net investment income	4.51		4.59	4.63		4.78	5.01

Portfolio Turnover Rate	0	%(6)	5%	8%		14%	20%

(1)	Per share amounts have been calculated using the average shares method.
(2)	Amount represents less than $0.01 per share.
(3)	Performance figures may reflect voluntary fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of voluntary fee waivers and/or expense reimbursements, the total return would have been lower.
(4)	As a result of a voluntary expense limitation, the ratio of expenses to average net assets of Class Y will not exceed 0.70%.
(5)	The investment manager voluntarily waived a portion of its fees.
(6)	Amount represents less than 1%.

See Notes to Financial Statements.

Legg Mason Partners New York Municipals Fund 2006 Annual Report         25

Notes to Financial Statements

1.	Organization and Significant Accounting Policies

Effective April 7, 2006, New York Portfolio was renamed the Legg Mason Partners New York Municipals Fund (the “Fund”) a separate non-diversified investment fund of Legg Mason Partners Municipal Funds (formerly known as Smith Barney Muni Funds) (“Trust”), a Massachusetts business trust. The Trust is registered under the Investment Company Act of 1940, as amended, (the “1940 Act”), as an open-end management investment company.

The following are significant accounting policies consistently followed by the Fund and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ.

(a) Investment Valuation. Securities are valued at the mean between the bid and asked prices provided by an independent pricing service that are based on transactions in municipal obligations, quotations from municipal bond dealers, market transactions in comparable securities and various other relationships between securities. Securities for which market quotations are not readily available or are determined not to reflect fair value, will be valued in good faith by or under the direction of the Fund’s Board of Trustees. Short-term obligations with maturities of 60 days or less are valued at amortized cost, which approximates market value.

(b) Financial Futures Contracts. The Fund may enter into financial futures contracts typically to hedge against the economic impact of adverse changes in the market value of portfolio securities due to changes in interest rates, as a substitute for buying or selling securities or as a cash flow management technique. Upon entering into a financial futures contract, the Fund is required to deposit cash or securities as initial margin. Additional securities are also segregated up to the current market value of the financial futures contracts. Subsequent payments, known as variation margin, are made or received by the Fund each day, depending on the daily fluctuation in the value of the underlying financial instruments. The Fund recognizes an unrealized gain or loss equal to the daily variation margin. When the financial futures contracts are closed, a realized gain or loss is recognized equal to the difference between the proceeds from (or cost of) the closing transactions and the Fund’s basis in the contracts.

The risks associated with entering into financial futures contracts include the possibility that a change in the value of the contract may not correlate with the changes in the value of the underlying instruments. In addition, investing in financial futures contracts involves the risk that the Fund could lose more than the original margin deposit and subsequent payments required for a futures transaction. Risks may also arise upon entering into these contracts from the potential inability of the counterparties to meet the terms of their contracts.

(c) Fund Concentration. Since the Fund invests primarily in obligations of issuers within New York, it is subject to possible concentration risks associated with the economic, political, or legal developments or industrial or regional matters specifically affecting New York.

26         Legg Mason Partners New York Municipals Fund 2006 Annual Report

Notes to Financial Statements (continued)

(d) Security Transactions and Investment Income. Security transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. The cost of investments sold is determined by use of the specific identification method. To the extent any issuer defaults on an expected interest payment, the Fund’s policy is to generally halt any additional interest income accruals and consider the realizability of interest accrued up to the date of default.

(e) Distributions to Shareholders. Distributions from net investment income on the shares of the Fund are declared each business day to shareholders of record, and are paid monthly. The Fund intends to satisfy conditions that will enable interest from municipal securities, which is exempt from federal and certain state income taxes, to retain such tax-exempt status when distributed to the shareholders of the Fund. Distributions of net realized gains, if any, are taxable and are declared at least annually. Distributions are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.

(f) Class Accounting. Investment income, common expenses and realized/unrealized gain (loss) on investments are allocated to the various classes of the Fund on the basis of daily net assets of each class. Fees relating to a specific class are charged directly to that class.

(g) Federal and Other Taxes. It is the Fund’s policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986, as amended, applicable to regulated investment companies. Accordingly, the Fund intends to distribute substantially all of its income and net realized gains on investments, if any, to shareholders each year. Therefore, no federal income tax provision is required in the Fund’s financial statements.

(h) Reclassification. GAAP requires that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset values per share. During the current year, the following reclassification has been made:

	Undistributed Net Investment Income	Accumulated Net Realized Losses
(a)	$(225,320)	$225,320

(a)	Reclassifications are primarily due to differences between book and tax amortization of market discount on fixed income securities.

2.	Investment Management Agreement and Other Transactions with Affiliates

On December 1, 2005, Citigroup Inc. (“Citigroup”) completed the sale of substantially all of its asset management business, Citigroup Asset Management (“CAM”), to Legg Mason, Inc. (“Legg Mason”). As a result, the Fund’s investment manager, Smith Barney Fund Management LLC (the “Manager”), previously an indirect wholly-owned subsidiary of Citigroup, has become a wholly-owned subsidiary of Legg Mason. Completion of the sale caused the Fund’s existing investment management contracts to terminate. The Fund’s shareholders approved a new investment management contract between the Fund and the Manager, which became effective on December 1, 2005.

Legg Mason, whose principal executive offices are in Baltimore, Maryland, is a financial services holding company.

Legg Mason Partners New York Municipals Fund 2006 Annual Report         27

Notes to Financial Statements (continued)

Prior to the Legg Mason transaction and continuing under the new Investment Management agreement, the Fund paid the Manager a fee calculated at an annual rate of 0.50% of the Fund’s average daily net assets. This fee is calculated daily and paid monthly.

Under the new Investment Management agreement, the Fund continues to pay the manager a management fee calculated at an annual rate of 0.50% of the Fund’s average daily net assets.

During the year ended March 31, 2006, the Fund’s Class A, B, C and Y shares had voluntary expense limitations in place of 0.85%, 1.35%, 1.40% and 0.70%, respectively.

During the year ended March 31, 2006, the Manager voluntarily waived a portion of its fees amounting to $14,284.

The Fund’s Board has approved PFPC Inc. (“PFPC”) to serve as transfer agent for the Fund, effective January 1, 2006. The principal business office of PFPC is located at 4400 Computer Drive Westborough, MA 01581. Prior to January 1, 2006, Citicorp Trust Bank, fsb. (“CTB”), a subsidiary of Citigroup, acted as the Fund’s transfer agent. PFPC and Primerica Shareholder Services (“PSS”), another subsidiary of Citigroup, acted as the Fund’s sub-transfer agents. CTB received account fees and asset-based fees that varied according to the size and type of account. PFPC and PSS were responsible for shareholder recordkeeping and financial processing for all shareholder accounts and were paid by CTB. For the period ended March 31, 2006, the Fund paid transfer agent fees of $138,520 to CTB.

The Fund’s Board has appointed the Fund’s current distributor, Citigroup Global Markets Inc. (“CGM”), a subsidiary of Citigroup and Legg Mason Investor Services, LLC (“LMIS”), a wholly-owned broker-dealer subsidiary of Legg Mason, as co-distributors of the Fund. The Fund’s Board has also approved amended and restated Rule 12b-1 Plans. CGM and other broker-dealers, financial intermediaries and financial institutions (each called a “Service Agent”) that currently offer Fund shares will continue to make the Fund’s shares available to their clients. Additional Service Agents may offer Fund shares in the future.

There is a maximum initial sales charge of 4.00% for Class A shares. There is a contingent deferred sales charge (“CDSC”) of 4.50% on Class B shares, which applies if redemption occurs within one year from purchase payment. This CDSC declines thereafter by 0.50% one year from purchase payment and thereafter by 1.00% per year until no CDSC is incurred. Class C shares also have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. In certain cases, Class A shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. This CDSC only applies to those purchases of Class A shares, which, when combined with current holdings of Class A shares, equal or exceed $500,000 in the aggregate. These purchases do not incur an initial sales charge.

For the year ended March 31, 2006, LMIS, CGM and its affiliates received sales charges of approximately $109,000 on sales of the Fund’s Class A shares. In addition, for the year ended March 31, 2006, CDSCs paid to LMIS, CGM and its affiliates were approximately:

	Class A	Class B	Class C
CDSCs	$22,000	$86,000	$5,000

28         Legg Mason Partners New York Municipals Fund 2006 Annual Report

Notes to Financial Statements (continued)

The Fund has adopted an unfunded, non-qualified deferred compensation plan (the “Plan”) which allows non-interested trustees (“Trustees”) to defer the receipt of all or a portion of the Trustees’ fees earned until a later date specified by the Trustees. The deferred fees earn a return based on notional investments selected by the Trustees. The balance of the deferred fees payable may change depending upon the investment performance. Any gains or losses incurred in the deferred balances are reported in the Statements of Operations under Trustees’ fees. Under the Plan, deferred fees are considered a general obligation of the Fund and any payments made pursuant to the Plan will be made from the Fund’s general assets. Effective January 1, 2006, the Board of Trustees voted to discontinue offering the Plan to its members. This change will have no effect on fees previously deferred. As of March 31, 2006, the Fund has accrued $23,626 as deferred compensation payable under the plan.

Certain officers and one Trustee of the Trust are employees of Legg Mason or its affiliates and do not receive compensation from the Trust.

3.	Investments

During the year ended March 31, 2006, the aggregate cost of purchases and proceeds from sales of investments (excluding short-term investments) were as follows:

Purchases	$1,550,244

Sales	34,343,724

At March 31, 2006, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were as follows:

Gross unrealized appreciation	$47,198,991
Gross unrealized depreciation	(264,749)

Net unrealized appreciation	$46,934,242

At March 31, 2006, the Fund had the following open futures contracts:

Contracts to Sell	Number of Contracts	Expiration Date	Basis Value	Market Value	Unrealized Gain
U.S. Treasury Bond	1,840	6/06	$205,723,055	$200,847,505	$4,875,550

4.	Class Specific Expenses

The Fund has adopted a Rule 12b-1 distribution plan under which the Fund pays a service fee with respect to its Class A, B and C shares calculated at the annual rate of 0.15% of the average daily net assets of each respective class. The Fund also pays a distribution fee with respect to its Class B and C shares calculated at the annual rate of 0.50% and 0.55% of the average daily net assets of each class, respectively. Distribution fees are accrued daily and paid monthly.

Legg Mason Partners New York Municipals Fund 2006 Annual Report         29

Notes to Financial Statements (continued)

For the year ended March 31, 2006, class specific expenses were as follows:

	Distribution Fees	Transfer Agent Fees	Shareholder Reports Expenses
Class A	$817,200	$111,915	$18,172
Class B	536,375	39,328	5,835
Class C	276,790	11,330	2,086
Class Y	—	301	40

Total	$1,630,365	$162,874	$26,133

LMIS, CGM and its affiliates have reimbursed the Fund in the amount of $127,598, which represents the excess of payments made by the Fund with respect to the distribution plan for Class A shares over the cumulative unreimbursed amounts spent by LMIS, CGM and its affiliates in performing its services under the distribution plan.

5.	Distributions to Shareholders by Class

	Year Ended March 31, 2006	Year Ended March 31, 2005
Net Investment Income
Class A	$23,336,616	$26,204,194
Class B	3,064,282	4,056,804
Class C	1,463,021	1,647,125
Class Y	163,720	173,480

Total	$28,027,639	$32,081,603

6.	Shares of Beneficial Interest

At March 31, 2006, the Trust had an unlimited number of shares of beneficial interest authorized with a par value of $0.001 per share. The Fund has the ability to issue multiple classes of shares. Each share of a class represents an identical interest and has the same rights, except that each class bears certain direct expenses specifically related to the distribution of its shares.

30         Legg Mason Partners New York Municipals Fund 2006 Annual Report

Notes to Financial Statements (continued)

Transactions in shares of each class were as follows:

	Year Ended March 31, 2006		Year Ended March 31, 2005
	Shares	Amount	Shares	Amount
Class A
Shares sold	5,185,004	$68,163,749	5,208,135	$70,057,074
Shares issued on reinvestment	1,052,342	13,828,577	1,143,927	15,355,073
Shares repurchased	(9,691,188)	(127,534,227)	(8,309,797)	(111,784,842)

Net Decrease	(3,453,842)	$(45,541,901)	(1,957,735)	$(26,372,695)

Class B
Shares sold	149,228	$1,965,659	293,298	$3,945,745
Shares issued on reinvestment	138,968	1,826,198	179,242	2,406,353
Shares repurchased	(1,944,998)	(25,576,465)	(2,218,693)	(29,859,114)

Net Decrease	(1,656,802)	$(21,784,608)	(1,746,153)	$(23,507,016)

Class C
Shares sold	392,130	$5,155,482	383,806	$5,153,210
Shares issued on reinvestment	75,041	985,294	83,092	1,114,270
Shares repurchased	(821,172)	(10,787,491)	(618,604)	(8,315,322)

Net Decrease	(354,001)	$(4,646,715)	(151,706)	$(2,047,842)

Class Y
Shares sold	—	$—	5	$75
Shares repurchased	—	—	(14,809)	(200,075)

Net Increase (Decrease)	—	$—	(14,804)	$(200,000)

7.	Income Tax Information and Distributions to Shareholders

Subsequent to the fiscal year end, the Fund has made the following distributions:

Record Date Payable Date	Class A	Class B	Class C	Class Y
Daily 4/28/2006	$0.045332	$0.041032	$0.040100	$0.046405

The tax character of distributions paid during the fiscal years ended March 31 was as follows:

	2006	2005
Distributions paid from:
Tax-exempt income	$28,027,639	$32,062,088
Ordinary income	—	19,515

Total Distributions Paid	$28,027,639	$32,081,603

Legg Mason Partners New York Municipals Fund 2006 Annual Report         31

Notes to Financial Statements (continued)

As of March 31, 2006, the components of accumulated earnings on a tax basis were as follows:

Undistributed tax-exempt income — net	$307,429

Capital loss carryforward(*)	(34,063,080)
Other book/tax temporary differences(a)	(4,899,980)
Unrealized appreciation(b)	51,809,792

Total Accumulated Earnings/(Losses) — Net	$13,154,161

(*)	During the taxable year ended March 31, 2006, the Fund utilized $477,367 of its capital loss carryforward available from prior years. As of March 31, 2006, the Fund had the following net capital loss carryforwards remaining:

Year of Expiration	Amount
3/31/2008	$(5,713,826)
3/31/2009	(4,646,778)
3/31/2012	(1,069,559)
3/31/2013	(22,632,917)

$(34,063,080)

These amounts will be available to offset any future taxable capital gains.

(a)	Other book/tax temporary differences are attributable primarily to the realization for tax purposes of unrealized gains/(losses) on certain futures contracts and differences in the book/tax treatment of various items.
(b)	The difference between book-basis and tax-basis unrealized appreciation/(depreciation) is attributable primarily to the difference between book & tax amortization methods for market discount on fixed income securities.

8.	Regulatory Matters

On May 31, 2005, the U.S. Securities and Exchange Commission (“SEC”) issued an order in connection with the settlement of an administrative proceeding against SBFM and CGM relating to the appointment of an affiliated transfer agent for the Smith Barney family of mutual funds (the “Funds”).

The SEC order finds that SBFM and CGM willfully violated Section 206(1) of the Investment Advisers Act of 1940 (“Advisers Act”). Specifically, the order finds that SBFM and CGM knowingly or recklessly failed to disclose to the boards of the Funds in 1999 when proposing a new transfer agent arrangement with an affiliated transfer agent that: First Data Investors Services Group (“First Data”), the Funds’ then-existing transfer agent, had offered to continue as transfer agent and do the same work for substantially less money than before; and that Citigroup Asset Management (“CAM”), the Citigroup business unit that, at the time, included the Fund’s investment manager and other investment advisory companies, had entered into a side letter with First Data under which CAM agreed to recommend the appointment of First Data as sub-transfer agent to the affiliated transfer agent in exchange for, among other things, a guarantee by First Data of specified amounts of asset management and investment banking fees to CAM and CGM. The order also finds that SBFM and CGM willfully violated Section 206(2) of the Advisers Act by virtue of the omissions discussed above and other misrepresentations and omissions in the materials provided to the Funds’ boards, including the failure to make clear that the affiliated transfer agent would earn a high profit for performing limited functions while First Data continued to perform almost all of the transfer agent functions, and the suggestion that the proposed arrangement was in the Funds’ best interests and that no viable alternatives existed. SBFM and CGM do not admit or deny any wrongdoing or liability. The settlement does not establish wrongdoing or liability for purposes of any other proceeding.

32         Legg Mason Partners New York Municipals Fund 2006 Annual Report

Notes to Financial Statements (continued)

The SEC censured SBFM and CGM and ordered them to cease and desist from violations of Sections 206(1) and 206(2) of the Advisers Act. The order requires Citigroup to pay $208.1 million, including $109 million in disgorgement of profits, $19.1 million in interest, and a civil money penalty of $80 million. Approximately $24.4 million has already been paid to the Funds, primarily through fee waivers. The remaining $183.7 million, including the penalty, has been paid to the U.S. Treasury and will be distributed pursuant to a plan submitted for the approval of the SEC. At this time, there is no certainty as to how the above-described proceeds of the settlement will be distributed, to whom such distributions will be made, the methodology by which such distributions will be allocated, and when such distributions will be made. The order also required that transfer agency fees received from the Funds since December 1, 2004, less certain expenses, be placed in escrow and provided that a portion of such fees might be subsequently distributed in accordance with the terms of the order. On April 3, 2006, an aggregate amount of approximately $9 million was distributed to the affected Funds.

The order required SBFM to recommend a new transfer agent contract to the Fund boards within 180 days of the entry of the order; if a Citigroup affiliate submitted a proposal to serve as transfer agent or sub-transfer agent, SBFM and CGM would have been required, at their expense, to engage an independent monitor to oversee a competitive bidding process. On November 21, 2005, and within the specified timeframe, the Fund’s Board selected a new transfer agent for the Fund. No Citigroup affiliate submitted a proposal to serve as transfer agent. Under the order, SBFM also must comply with an amended version of a vendor policy that Citigroup instituted in August 2004.

Although there can be no assurance, SBFM does not believe that this matter will have a material adverse effect on the Funds.

On December 1, 2005, Citigroup completed the sale of substantially all of its global asset management business, including SBFM, to Legg Mason.

9.	Legal Matters

Beginning in August 2005, five class action lawsuits alleging violations of federal securities laws and state law were filed against CGM and SBFM (collectively, the “Defendants”) based on the May 31, 2005 settlement order issued against the Defendants by the SEC described in Note 8. The complaints seek injunctive relief and compensatory and punitive damages, removal of SBFM as the investment manager for the Smith Barney family of funds, rescission of the Funds’ management and other contracts with SBFM, recovery of all fees paid to SBFM pursuant to such contracts, and an award of attorneys’ fees and litigation expenses.

On October 5, 2005, a motion to consolidate the five actions and any subsequently filed, related action was filed. That motion contemplates that a consolidated amended complaint alleging substantially similar causes of action will be filed in the future.

As of the date of this report, SBFM believes that resolution of the pending lawsuit will not have a material effect on the financial position or results of operations of the Funds or the ability of SBFM and its affiliates to continue to render services to the Funds under their respective contracts.

* * *

Legg Mason Partners New York Municipals Fund 2006 Annual Report         33

Notes to Financial Statements (continued)

Beginning in June 2004, class action lawsuits alleging violations of the federal securities laws were filed against CGM and a number of its affiliates, including SBFM and Salomon Brothers Asset Management Inc. (“SBAM”) (the “Advisers”), substantially all of the mutual funds managed by the Advisers, including the Fund (the “Funds”), and directors or trustees of the Funds (collectively, the “Defendants”). The complaints alleged, among other things, that CGM created various undisclosed incentives for its brokers to sell Smith Barney and Salomon Brothers funds. In addition, according to the complaints, the Advisers caused the Funds to pay excessive brokerage commissions to CGM for steering clients towards proprietary funds. The complaints also alleged that the Defendants breached their fiduciary duty to the Funds by improperly charging Rule l2b-1 fees and by drawing on fund assets to make undisclosed payments of soft dollars and excessive brokerage commissions. The complaints also alleged that the Funds failed to adequately disclose certain aspects of the allegedly wrongful conduct. The complaints sought injunctive relief and compensatory and punitive damages, rescission of the Funds’ contracts with the Advisers, recovery of all fees paid to the Advisers pursuant to such contracts and an award of attorneys’ fees and litigation expenses.

On December 15, 2004, a consolidated amended complaint (the “Complaint”) was filed alleging substantially similar causes of action. While the lawsuit is in its earliest stages, to the extent that the Complaint purports to state causes of action against the Funds, the Fund’s investment manager believes the Funds have significant defenses to such allegations, which the Funds intend to vigorously assert in responding to the Complaint.

Additional lawsuits arising out of theses circumstances and presenting similar allegations and requests for relief may be filed against the Defendants in the future.

As of the date of this report, the Fund’s investment manager and the Funds believe that the resolution of the pending lawsuit will not have a material effect on the financial position or results of operations of the Funds or the ability of the Advisers and their affiliates to continue to render services to the Funds under their respective contracts.

The Defendants have moved to dismiss the Complaint. Those motions are pending before the court.

10.	Other Matters

On September 16, 2005, the staff of the SEC informed SBFM and SBAM that the staff is considering recommending that the SEC institute administrative proceedings against SBFM and SBAM for alleged violations of Section 19(a) and 34(b) of the Investment Company Act (and related Rule 19a-1). The notification is a result of an industry wide inspection by the SEC and is based upon alleged deficiencies in disclosures regarding dividends and distributions paid to shareholders of certain funds. Section 19(a) and related Rule 19a-1 of the Investment Company Act generally require funds that are making dividend and distribution payments to provide shareholders with a written statement disclosing the source of the dividends and distributions, and, in particular, the portion of the payments made from each of net investment income, undistributed net profits and/or paid-in capital. In connection with the contemplated proceedings, the staff may seek a cease and desist order and/or monetary damages from SBFM or SBAM.

34         Legg Mason Partners New York Municipals Fund 2006 Annual Report

Notes to Financial Statements (continued)

Although there can be no assurance, SBAM believes that this matter is not likely to have a material adverse effect on the Fund or SBAM’s ability to perform investment management services relating to the Fund.

Legg Mason Partners New York Municipals Fund 2006 Annual Report         35

Report of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

Legg Mason Partners Municipal Funds (formerly Smith Barney Muni Funds):

We have audited the accompanying statements of assets and liabilities, including the schedules of investments, of Legg Mason Partners New York Municipals Fund (formerly New York Portfolio), a series of Legg Mason Partners Municipal Funds, as of March 31, 2006, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of March 31, 2006, by correspondence with the custodian and brokers or by other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial positions of Legg Mason Partners New York Municipals Fund, as of March 31, 2006, and the results of its operations for the year then ended, the changes in its net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended, in conformity with U.S. generally accepted accounting principles.

New York, New York

May 24, 2006

36         Legg Mason Partners New York Municipals Fund 2006 Annual Report

Board Approval of Management Agreement (unaudited)

On June 23, 2005, Citigroup Inc. entered into a definitive agreement (the “Transaction Agreement”) with Legg Mason, Inc. under which Citigroup agreed to sell substantially all of its asset management business, Citigroup Asset Management (“CAM”), which includes the Adviser, to Legg Mason in exchange for the broker-dealer and investment banking businesses of Legg Mason and certain other considerations (the “Transaction”). The Transaction closed on December 1, 2005.

The consummation of the Transaction resulted in the automatic termination of the Fund’s current management agreement in accordance with the Investment Company Act of 1940, as amended (the “1940 Act”). Prior to the closing of the Transaction, the Fund’s Board approved a new management agreement between the Fund and the Adviser (the “New Management Agreement”).

On July 11, 2005, members of the Board discussed with CAM management and certain Legg Mason representatives the Transaction and Legg Mason’s general plans and intentions regarding CAM’s business and its combination with Legg Mason’s business. The Board Members also inquired about the plans for and anticipated roles and responsibilities of certain CAM employees and officers after the Transaction.

At a meeting held on August 1, 2005, the Fund’s Board, including a majority of the Board Members who are not “interested persons” of the Fund or the Adviser as defined in the 1940 Act (the “Independent Board Members”), approved the New Management Agreement. To assist the Board in its consideration of the New Management Agreement, Legg Mason provided materials and information about Legg Mason, including its financial condition and asset management capabilities and organization, and CAM provided materials and information about the Transaction between Legg Mason and Citigroup. Representatives of CAM and Legg Mason also made presentations to and responded to questions from the Board. The Independent Board Members, through their independent legal counsel, also requested and received additional information from CAM and Legg Mason in connection with their consideration of the New Management Agreement. The additional information was provided in advance of and at the August meeting. After the presentations and after reviewing the written materials provided, the Independent Board Members met in executive session with their counsel to consider the New Management Agreement. The Independent Board Members of the Board also conferred separately and with their counsel about the Transaction on a number of occasions, including in connection with the July and August meetings.

In their deliberations concerning the New Management Agreement, among other things, the Board Members considered:

(i) the reputation, financial strength and resources of Legg Mason and its investment advisory subsidiaries;

(ii) that Legg Mason and its wholly-owned subsidiary, Western Asset Management Company and its affiliates (“Western Asset”), are experienced and respected asset management firms, and that Legg Mason has advised the Board Members that (a) it intends to combine the fixed income investment operations (including money market fund operations) of CAM with those of Western Asset and may also wish to combine

Legg Mason Partners New York Municipals Fund          37

Board Approval of Management Agreement (unaudited) (continued)

other CAM operations with those of other Legg Mason subsidiaries; (b) after the closing of the Transaction, it will take steps to combine the investment management operations of Western Asset with the fixed income operations of the Adviser, which, among other things, may involve Western Asset and the Adviser sharing common systems and procedures, employees (including portfolio managers), investment and trading platforms, and other resources; (c) it is expected that these combination processes will result in changes to portfolio managers or portfolio management teams for a number of the CAM funds, subject to Board oversight and appropriate notice to shareholders, and that, in other cases, the current portfolio managers or portfolio management teams will remain in place; and (d) in the future, it may recommend that Western Asset or other Legg Mason subsidiaries be appointed as the adviser or subadviser to some or all of the CAM funds, subject to applicable regulatory requirements;

(iii) that CAM management had advised the Board that a number of portfolio managers and other key CAM personnel would be retained after the closing of the Transaction;

(iv) that, following the Transaction, CAM will be part of an organization focused on the asset management business;

(v) that CAM management and Legg Mason have advised the Board that following the Transaction, there is not expected to be any diminution in the nature, quality and extent of services provided to the Fund and their shareholders by the Adviser, including compliance services;

(vi) that Legg Mason has advised the Board that it has no present intention to alter the expense waivers and reimbursements currently in effect and, while it reserves the right to do so in the future, it would consult with the Board before making any changes;

(vii) that under the Transaction Agreement, Citigroup and Legg Mason have agreed not to take any action that is not contemplated by the Transaction or fail to take any action that to their respective knowledge would cause any of the requirements of Section 15(f) of the 1940 Act not to be met;

(viii) the assurances from Citigroup and Legg Mason that, for a three year period following the closing of the Transaction, Citigroup-affiliated broker-dealers will continue to offer the Fund as an investment product, and the potential benefits to Fund shareholders from this and other third-party distribution access;

(ix) the potential benefits to Fund shareholders from being part of a combined fund family with Legg Mason sponsored funds;

(x) that Citigroup and Legg Mason would derive benefits from the Transaction and that, as a result, they have a financial interest in the matters that were being considered;

(xi) the potential effects of regulatory restrictions on the Fund if Citigroup-affiliated broker-dealers remain principal underwriters of the Fund after the closing of the Transaction;

38         Legg Mason Partners New York Municipals Fund

Board Approval of Management Agreement (unaudited) (continued)

(xii) the fact that the Fund’s total advisory and administrative fees will not increase by virtue of the New Management Agreement, but will remain the same;

(xiii) the terms and conditions of the New Management Agreement, including the differences from the current management agreement, and the benefits of a single, uniform form of agreement covering these services;

(xiv) that the Fund would not bear the costs of obtaining shareholder approval of the New Management Agreement;

(xv) that the Fund would avail itself of permissions granted under certain licensing arrangements between Citigroup and Legg Mason that would permit the Fund (including any share classes thereof) to maintain its current name, as well as all logos, trademarks and service marks, related to Citigroup or any of its affiliates for some agreed upon time period after the closing of the Transaction; and

(xvi) that, as discussed in detail above, within the past year the Board had performed a full annual review of the current management agreement as required by the 1940 Act. In that regard, the Board, in its deliberations concerning the New Management Agreement, considered the same factors regarding the nature, quality and extent of services provided, costs of services provided, profitability, fall out benefits, fees and economies of scale and investment performance as it did when it renewed the current management agreement, and reached substantially the same conclusions.

Legg Mason Partners New York Municipals Fund          39

Additional Information (unaudited)

Information about Directors and Officers

The business and affairs of the Legg Mason Partners New York Municipals Fund (“Fund”) is managed under the direction of the Legg Mason Partners Municipal Funds’ (formerly known as Smith Barney Muni Funds) (“Trust”) Board of Trustees. Information pertaining to the Trustees and Officers of the Trust is set forth below. The Statement of Additional Information includes additional information about the Trustees and is available, without charge, upon request by calling Shareholder Services at 1-800-451-2010.

Name, Address and Birth Year	Position(s) Held with Fund	Term of Office* and Length of Time Served	Principal Occupation(s) During Past Five Years	Number of Portfolios in Fund Complex Overseen By Trustee	Other Board Memberships Held by Trustee
Non-Interested Trustees:
Lee Abraham 13732 LeHavre Drive Frenchman’s Creek Palm Beach Gardens, FL 33410 Birth Year: 1927	Trustee	Since 1999	Retired; Former Director of Signet Group PLC	27	None

Jane F. Dasher Korsant Partners 283 Greenwich Avenue 3rd Floor Greenwich, CT 06830 Birth Year: 1949	Trustee	Since 1999	Controller of PBK Holdings Inc., a family investment company	27	None

Donald R. Foley 3668 Freshwater Drive Jupiter, FL 33477 Birth Year: 1922	Trustee	Since 1985	Retired	18	None

Richard E. Hanson, Jr. 2751 Vermont Route 140 Poultney, VT 05764 Birth Year: 1941	Trustee	Since 1999	Retired; Former Head of the New Atlanta Jewish Community High School	27	None

Paul Hardin 12083 Morehead Chapel Hill, NC 27514-8426 Birth Year: 1931	Trustee	Since 1994	Professor of Law & Chancellor Emeritus at the University of North Carolina	34	None

Roderick C. Rasmussen 9 Cadence Court Morristown, NJ 07960 Birth Year: 1926	Trustee	Since 1985	Investment Counselor	27	None

John P. Toolan 7202 Southeast Golf Ridge Way Hobe Sound, FL 33455 Birth Year: 1930	Trustee	Since 1985	Retired	27	None

40         Legg Mason Partners New York Municipals Fund

Additional Information (unaudited) (continued)

Name, Address and Birth Year	Position(s) Held with Fund	Term of Office* and Length of Time Served	Principal Occupation(s) During Past Five Years	Number of Portfolios in Fund Complex Overseen By Trustee	Other Board Memberships Held by Trustee
Interested Trustee:
R. Jay Gerken, CFA** Legg Mason & Co., LLC (“Legg Mason”) 399 Park Avenue, 4th Floor New York, NY 10022 Birth Year: 1951	Chairman, President and Chief Executive Officer	Since 2002	Managing Director of Legg Mason; President and Chief Executive Officer of Smith Barney Fund Management LLC (“SBFM”), and Citi Fund Management Inc. (“CFM”); President and Chief Executive Officer of certain mutual funds associated with Legg Mason; Formerly, Chairman of SBFM and CFM (from 2002 to 2006); Formerly, Chairman, President and Chief Executive Officer of Travelers Investment Advisers, Inc. (from 2002 to 2005)	169	Trustee, Consulting Group Capital Markets Funds

Officers:
Andrew B. Shoup Legg Mason 125 Broad Street, 11th Floor New York, NY 10004 Birth Year: 1956	Senior Vice President and Chief Administrative Officer	Since 2003	Director of Legg Mason; Senior Vice President and Chief Administrative Officer of certain mutual funds associated with Legg Mason; Formerly Head of International Funds Administration of Legg Mason or its predecessors (from 2001 to 2003)	N/A	N/A

Legg Mason Partners New York Municipals Fund          41

Additional Information (unaudited) (continued)

Name, Address and Birth Year	Position(s) Held with Fund	Term of Office* and Length of Time Served	Principal Occupation(s) During Past Five Years	Number of Portfolios in Fund Complex Overseen By Trustee	Other Board Memberships Held by Trustee
Officers:
Robert J. Brault Legg Mason 125 Broad Street, 11th Floor New York, NY 10004 Birth Year: 1965	Chief Financial Officer and Treasurer	Since 2004	Director of Legg Mason; Chief Financial Officer and Treasurer of certain mutual funds associated with Legg Mason; Director of Internal Control for CAM U.S. Mutual Fund Administration (from 2002 to 2004); Director of Project Management & Information Systems for CAM U.S. Mutual Fund Administration (from 2000 to 2002);	N/A	N/A

Joseph P. Deane Legg Mason 399 Park Avenue 4th Floor New York, NY 10022 Birth Year: 1947	Vice President and Investment Officer	Since 1999	Managing Director of Legg Mason; Investment Officer of the Manager or its affiliates	N/A	N/A

David T. Fare Legg Mason 399 Park Avenue 4th Floor New York, NY 10022 Birth Year: 1962	Vice President and Investment Officer	Since 2004	Managing Director of Legg Mason; Investment Officer of the Manager or its affiliates	N/A	N/A

Ted P. Becker Legg Mason 399 Park Avenue, 4th Floor New York, NY 10022 Birth Year: 1951	Chief Compliance Officer	Since 2006	Managing Director of Compliance at Legg Mason, (2005-Present); Chief Compliance Officer with certain mutual funds associated with Legg Mason (since 2006); Managing Director of Compliance at Legg Mason or its predecessors (2002-2005). Prior to 2002, Managing Director-Internal Audit & Risk Review at Citigroup, Inc.	N/A	N/A

42         Legg Mason Partners New York Municipals Fund

Additional Information (unaudited) (continued)

Name, Address and Birth Year	Position(s) Held with Fund	Term of Office* and Length of Time Served	Principal Occupation(s) During Past Five Years	Number of Portfolios in Fund Complex Overseen By Trustee	Other Board Memberships Held by Trustee
Officers:
John Chiota Legg Mason 300 First Stamford Place, 4th Floor Stamford, CT 06902 Birth Year: 1968	Chief Anti- Money Laundering Compliance Officer	Since 2006	Vice President of Legg Mason or its predecessors (since 2004); Chief Anti-Money Laundering Compliance Officer with certain mutual funds associated with Legg Mason (since 2006); prior to August 2004, Chief AML Compliance Officer with TD Waterhouse	N/A	N/A

Robert I. Frenkel Legg Mason 300 First Stamford Place 4th Floor Stamford, CT 06902 Birth Year: 1954	Secretary and Chief Legal Officer	Since 2003	Managing Director and General Counsel of Global Mutual Funds for Legg Mason or its predecessors (since 1994); Secretary and Chief Legal Officer of certain mutual funds associated with Legg Mason (since 2003). Formerly Secretary of CAM (from 2001 to 2004).	N/A	N/A
*	Each Trustee and Officer serves until his or her successor has been duly elected and qualified.
**	Mr. Gerken is an “interested person” of the Trust as defined in the Investment Company Act of 1940, as amended, because Mr. Gerken is an officer of Legg Mason and certain of its affiliates.

Legg Mason Partners New York Municipals Fund         43

Additional Shareholder Information (unaudited)

Results of a Special Meeting of Shareholders

On November 29, 2005, a Special Meeting of Shareholders was held for the following purposes: 1) to approve a new management agreement and 2) to elect Trustees. The following table provides the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each matter voted on at the Special Meeting of Shareholders.

1. Approval of New Management Agreement

Item Voted On	Votes For	Votes Against	Abstentions	Broker Non-Votes
New Management Agreement	27,589,089.301	959,723.307	1,433,014.928	1,325,631.000

2. Election of Trustees1

Nominees:	Votes For	Authority Withheld	Abstentions	Broker Non-Votes
Lee Abraham	2,329,588,005.613	149,321,576.243	0.000	0.000
Jane F. Dasher	2,332,650,753.697	146,258,828.159	0.000	0.000
Donald R. Foley	2,329,893,384.968	149,016,196.888	0.000	0.000
Richard E. Hanson, Jr.	2,331,776,035.764	147,133,546.092	0.000	0.000
Paul Hardin	2,329,386,986.327	149,522,595.529	0.000	0.000
Roderick C. Ramussen	2,330,770,995.850	148,138,586.006	0.000	0.000
John P. Toolan	2,328,703,793.287	150,205,788.569	0.000	0.000
R. Jay Gerken	2,327,542,856.282	151,366,725.574	0.000	0.000

[1]	Trustees are elected by the shareholders of all of the Series of the Trust of which the Fund is a series.

44         Legg Mason Partners New York Municipals Fund

Important Tax Information (unaudited)

All of the net investment income distributions paid monthly by the Fund during the taxable year ended March 31, 2006 qualify as tax-exempt interest dividends for Federal income tax purposes.

Please retain this information for your records.

Legg Mason Partners New York Municipals Fund         45

Legg Mason Partners Municipal Funds

Legg Mason Partners New York

Municipals Fund

TRUSTEES

Lee Abraham

Jane F. Dasher

Donald R. Foley

R. Jay Gerken, CFA
Chairman

Richard E. Hanson, Jr.

Paul Hardin

Roderick C. Rasmussen

John P. Toolan

OFFICERS

R. Jay Gerken, CFA

President and Chief
Executive Officer

Andrew B. Shoup

Senior Vice President and
Chief Administrative Officer

Robert J. Brault

Chief Financial Officer
and Treasurer

Joseph P. Deane

Vice President and

Investment Officer

David T. Fare

Vice President and

Investment Officer

Ted P. Becker

Chief Compliance Officer

OFFICERS (continued)

John Chiota

Chief Anti-Money Laundering Compliance Officer

Robert I. Frenkel

Secretary and

Chief Legal Officer

INVESTMENT MANAGER

Smith Barney Fund
Management LLC

DISTRIBUTORS

Citigroup Global Markets Inc.

Legg Mason Investor

Services, LLC

CUSTODIAN

State Street Bank and Trust Company

TRANSFER AGENT

PFPC Inc.

4400 Computer Drive

Westborough, Massachusetts 01581

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP

345 Park Avenue

New York, NY 10154

This report is submitted for the general information of the shareholders of Legg Mason Partners New York Municipals Fund

This report must be preceded or accompanied by a free prospectus. Investors should consider the Fund’s investment objectives, risks, charges and expenses carefully before investing. The prospectus contains this and other important information about the Fund. Please read the prospectus carefully before investing.

www.leggmason.com/InvestorServices

©2006 Legg Mason Investor Services, LLC

Member NASD, SIPC

FD03397 5/06	SR06-45

Legg Mason Partners Municipal Funds

Legg Mason Partners New York Municipals Fund

The Funds are separate investment funds of the Legg Mason Partners Municipal Funds, a Massachusetts business trust.

LEGG MASON PARTNERS MUNICIPALS FUNDS

Legg Mason Partners Mutual Funds

125 Broad Street

10th Floor, MF-2

New York, New York 10004

The Fund files its complete schedule of portfolio holdings with the Securities and Exchange Commission for the first and third quarters of each fiscal year on Form N-Q. The Fund’s Forms N-Q are available on the Commission’s website at www.sec.gov. The Fund’s Forms N-Q may be reviewed and copied at the Commission’s Public Reference Room in Washington D.C., and information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. To obtain information on Form N-Q from the Fund, shareholders can call 1-800-451-2010.

Information on how the Fund voted proxies relating to portfolio securities during the prior 12-month period ended June 30th of each year and a description of the policies and procedures that the Fund uses to determine how to vote proxies related to portfolio transactions is available (1) without charge, upon request, by calling 1-800-451-2010, (2) on the Fund’s website at www.leggmason.com/InvestorServices and (3) on the SEC’s website at www.sec.gov. Proxy voting reports for the period ending June 30, 2005 will continue to be listed under the Fund’s former Smith Barney Muni Funds—New York Portfolio name.